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                                                                EXHIBIT 10.13


January 2, 1996


Costilla Petroleum Corporation
PO Box 10369
Midland, TX 79702
ATTN:     Mr. Michael Grella

RE:  FRONTIER CONTRACT NO. 9601-001B
     COSTILLA CONTRACT NO. WY-CAM-1-LTR
     CONTRACT DATE: January 2, 1996

Gentlemen:

This Agreement is made between FRONTIER OIL AND REFINING COMPANY, herein referred to as Frontier, and COSTILLA PETROLEUM CORPORATION, herein referred to as Costilla, whereby Seller agrees to sell and deliver and Buyer agrees to purchase and receive crude oil or condensate under the terms and conditions set forth below and in the General Provisions and Exhibit "A", attached hereto and made a part hereof.

COSTILLA DELIVERS:

QUALITY:  Wyoming General Sour type crude oil.

QUANTITY: Volume equal to production (approximately 650 barrels per day) from the leases listed on attached exhibit. These leases are located in Campbell and Crook Counties, Wyoming.

DELIVERY: Title shall pass from Seller to Buyer as it leaves Seller's tankage at the various lease locations into Frontier's designated carriers.

PRICE: Texaco's posted price for Wyoming General Sour type crude oil, gravity adjusted, plus $3.30 per barrel gathering and handling (equal daily quantities).

PAYMENT: Made on the 20th of the month following the month of delivery. Buyer will pay Seller as per signed Division Orders.

TERM: Effective January 1, 1996 for six (6) months and continuing month to month thereafter unless terminated by either party upon giving thirty
          (30) days advance written notice of such termination or cancellation to the other party. Termination shall not affect rights or obligations of either party accrued prior to the date of termination.

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Costilla Petroleum Corporation
Page Two
January 2, 1996


FRONTIER DELIVERS:

QUALITY:  West Texas Intermediate type crude oil.

QUANTITY: Approximately 650 barrels per day.

DELIVERY: Via in-line transfer with the facilities of Arco Pipeline at Cushing, Oklahoma terminal.

PRICE: Koch's posted price for West Texas Intermediate type crude oil, deemed 40 DEG., plus $1.35 per barrel gathering and handling (equal daily quantities).

PAYMENT:  Made on the 20th of the month following the month of delivery.

TERM: Effective January 1, 1996 for six (6) months and continuing month to month thereafter unless terminated by either party upon giving thirty
          (30) days advance written notice of such termination or cancellation to the other party. Termination shall not affect rights or obligations of either party accrued prior to the date of termination.

INVOICES AND NOTICES:

All invoices and notices given pursuant to this agreement shall be in writing or by fax and shall be deemed delivered when received by the other party at the addresses specified below.

Invoices to Frontier shall be mailed or faxed as follows:

     Frontier Oil and Refining Company
     ATTN:     Mary Carpenter
               Crude Oil Accounting
     5340 South Quebec Street, Suite 20ON
     Englewood, CO 80111-1911
     FAX: (303) 714-0163
     PHONE:    (303) 714-0189

Notices and all other correspondence to either Buyer or Seller shall be mailed or faxed as follows:

     Frontier Oil and Refining Company
     5340 South Quebec Street, Suite 20ON
     Englewood, CO 80111-1911
     ATTN:     Crude Oil Supply & Trading


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     PHONE: (303) 714-0144
     FAX: (303) 714-0163
Costilla Petroleum Corporation
PO Box 10369
Midland, TX 79702
ATTN:  Loretta B. Brown/Valley Gathering Company
PHONE:  (915) 683-3092


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Costilla Petroleum Corporation
Page Three
January 2, 1996

Please return one fully executed copy of this Agreement to the attention of Contract Administrator. If you do not respond within twenty (20) days from the date of receipt of this letter, each term and condition set forth in this Agreement will be considered accepted and therefore binding.

FRONTIER OIL AND REFINING COMPANY

     /S/ MICHAEL R. NOVAK
- -------------------------------------
BY:  Michael R. Novak
     Manager, Lease Crude Acquisitions



AGREED TO AND ACCEPTED THIS 17TH DAY OF JANUARY, 1996.

COSTILLA ENERGY L.L.C.

BY:   /S/ MICHAEL J. GRELLA
   ----------------------------------
     Michael J. Grella
Title:  President

Attachments
costilla.con


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                        FRONTIER OIL AND REFINING COMPANY
                                     AND
                         COSTILLA PETROLEUM CORPORATION

                        FRONTIER CONTRACT NO. 9601-001B
                   COSTILLA ENERGY CONTRACT NO. WY-CAM-1-LTR

                                  EXHIBIT "A"

                         LEASE
WELL NAME                NUMBER            LOCATION
- ---------                ------            --------
Candy Draw Unit          WY-079            53N-69W
                                           Campbell County, WY

Schwartz Draw W.I.F.     WY-080            Sec. 34-57N-74W
                                           Campbell County, WY

USA Hoffine B #1         WY-081            NE SE Sec. 5-49N-67W
                                           Campbell County, WY

L.H. Robinson F #1       WY-082            SE SE Sec. 5-49N-67W
                                           Crook County, WY

                         FRONTIER OIL & REFINING COMPANY
                               GENERAL PROVISIONS

WARRANTY: The party selling and/or delivering warrants title to all crude oil sold and/or delivered hereunder and warrants that all such oil shall be free from all liens and encumbrances and that all royalties applicable prior to delivery shall have been or will be paid. Seller warrants that all crude oil and, if applicable, lease condensate purchased is virgin material of marketable quality. The crude oil and lease condensate purchased hereunder shall not include refined products, natural gasoline, butane, propane, or any combination thereunder, or any other substances or chemicals not normally associated with virgin crude oil. Such party further warrants that said crude oil has been produced, handled and transported to the delivery point hereunder in accordance with all applicable laws, rules and regulations of all local, state and federal authorities.

TITLE AND RISK OF LOSS: Title and risk of loss will pass to the party taking delivery as the crude oil or condensate passes from equipment owned or controlled by the party making delivery, or owned or controlled by a party designated to make delivery on behalf of the party making delivery, into equipment owned or controlled by the party taking delivery, or owned or controlled by a party designated to take delivery on behalf of the party taking delivery.

MEASUREMENTS AND TESTS: All measurements hereunder shall represent one hundred percent (100%) volume, such volume and gravity adjusted to sixty degrees (60 DEG.) Fahrenheit temperature. Procedures for measuring and testing, except for deliveries through positive displacement type liquid meters, shall be according to latest ASTM published methods then in effect. Procedures for such metered type deliveries shall be according to latest ASME-API published methods then in effect. The crude oil delivered hereunder shall be merchantable and acceptable to the carriers involved and full deduction shall be made for all BS&W content according to the latest ASTM standard method then in effect. Should either party hereto fail to have a representative present during such measuring and testing, the measurement and tests of the other party will be accepted.

CONFIRMATION OF DELIVERY: Confirmation of delivery shall be based on run tickets evidencing such delivery or allocation statements issued by the carriers involved.

EQUAL DELIVERIES: For pricing purposes, crude oil or condensate delivered during any given month hereunder shall be deemed to have been delivered in equal daily quantities during such month except for deliveries made pursuant to meter tickets, in which case deliveries shall be deemed to have been delivered in equal daily quantities during the period covered by such meter ticket, and deliveries made at lease locations, in which case the date recorded on the run tickets issued by the carrier shall be used in determining the price.

BALANCING: In the case of exchanges, the parties agree to use their best efforts to keep exchange quantities in balance pursuant to the terms of this Agreement. Periodically, and at the end of the term of this Agreement, imbalances shall be corrected. In case of an underdelivery, the underdelivering party shall make up his/its underdeliveries, unless another method is mutually agreed upon.

AUDIT: Each party and its duly authorized representatives shall have access to the accounting records and other documents maintained by the other party which relate to materials being delivered to the other party under this Agreement, and shall have the right to audit such records at any reasonable time or times within three years after termination of this Agreement.

DIVISION ORDERS: In the event either party signs a division order in favor of the other party pertaining to the object of this Agreement, the terms of this Agreement shall supersede the terms of such division order to the extent that there may be a conflict between the two.

RULES AND REGULATIONS: All the terms and provisions of this Agreement shall be subject to the applicable orders, rules and regulations of all governmental authorities.

FINANCIAL RESPONSIBILITY: If either party's payments or deliveries to the other party shall be in arrears, or the financial responsibility of either party becomes impaired or unsatisfactory in the opinion of the other party, advance cash payment or satisfactory security shall be given upon demand, and shipments may be withheld by said other party until such payment or security is received. If such payment or security is not received within 15 days from demand therefor, the said other party demanding such payment or security may terminate this Agreement. In the event either party makes an assignment or any general arrangement for the benefit of creditors, or if there are instituted by or against either party proceedings in bankruptcy or under any insolvency law or law for reorganization, receivership or dissolution, the other party may withhold shipments or terminate this Agreement without notice. Either party shall have the option to terminate this Agreement by providing 10 days written notice to the other party if a determination affecting this Agreement is made by any governmental authority which creates a material adverse change in the basic economics of this Agreement. The exercise by either party of any right reserved under this section shall be without prejudice to any claim for damages or any other right under this Agreement or applicable law.

TERMINATION AGREEMENT: The parties agree that any quantity of crude oil or condensate, due and owing or to become due from one party to the other pursuant to this Agreement, may be waived or otherwise settled by mutual agreement of the parties in writing, without further consideration other than that which is set forth in this Agreement.


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ASSIGNMENT:  Neither party shall assign this contract without consent of the other.

FORCE MAJEURE: Neither party shall be liable to the other for failure or delay in making or accepting delivery hereunder to the extent that such failure or delay may be due to compliance with acts, orders, regulation or requests of any federal, state or local civilian or military authority or any other persons purporting to act therefor; riots; strikes; labor difficulties; action of the elements; transportation difficulties; or any other cause reasonably beyond the control of such party, whether similar or not.

WAIVER CLAUSE: No waiver by either party of any breach of any of the covenants or conditions herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition hereof.

TIMING: References to calendar dates set forth in this Agreement and any amendments hereto, shall mean 7:00 a.m. of the dates indicated.

ADDRESSES:
- ----------
Exchange Statements, Contracts & Correspondence to:    Invoices to:
  FRONTIER OIL & REFINING COMPANY                        FRONTIER OIL & REFINING COMPANY
  5340 South Quebec Street, Suite 200N                   5340 South Quebec Street.  Suite 200N
  Englewood, CO 80111-1911                               Englewood, CO 80111-1911
  ATTN: Crude Oil                                        ATTN: Crude Oil Payables